Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-166850

Prospectus Supplement No. 10
(to Prospectus dated July 14, 2010)

UNIGENE LABORATORIES, INC.

80,760,650 Shares of Common Stock

This prospectus supplement no. 10 supplements the prospectus dated July 14, 2010, as supplemented by prospectus supplement no. 1 dated July 23, 2010, prospectus supplement no. 2 dated August 10, 2010, prospectus supplement no. 3 dated September 9, 2010, prospectus supplement no. 4 dated September 15, 2010, prospectus supplement no. 5 dated September 28, 2010, prospectus supplement no. 6 dated October 21, 2010, prospectus supplement no. 7 dated November 9, 2010, prospectus supplement no. 8 dated December 13, 2010, and prospectus supplement no. 9 dated February 8, 2011 (collectively, the “Supplements”), each of which forms a part of our registration statement on Form S-1 (Registration Statement 333-166850).

This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2011 (the “Report”).  Accordingly, we have attached the Report to this prospectus supplement.

The prospectus, the Supplements and this prospectus supplement relate to the sale of up to 80,760,650 shares of Unigene Laboratories, Inc. common stock, par value $.01 per share, by the entities named in the “Selling Stockholder” section of the prospectus (as updated herein), of which 72,114,836 shares will be issuable upon the conversion of senior secured convertible notes held by those entities and the balance of which are currently held of record by Victory Park Credit Opportunities Master Fund, Ltd. We will not receive any proceeds from the sale of our shares by either selling stockholder.

Our common stock is quoted in the OTC Bulletin Board under the symbol “UGNE.” On February 11, 2011, the last reported closing price of our common stock was $0.88 per share. These over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

You should read the prospectus, the Supplements and this prospectus supplement carefully before you invest. Please refer to “Risk Factors” on page 7 of the prospectus for a discussion of the material risks involved in investing in the shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 14, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 14, 2011

Unigene Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16005	22-2328609
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Fulton Street, Boonton, New Jersey		07005
(Address of principal executive offices)		(Zip Code)

(973) 265-1100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01. Regulation FD Disclosure.

On February 14, 2011, at 9:30 A.M., Unigene Laboratories, Inc. (the “Company”) will make a presentation at the 13th Annual BIO CEO and Investor Conference.  A copy of the slides are furnished as Exhibit  99.1  to this report.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

***
By filing this Current Report on Form 8-K, the Company makes no admission as to the materiality of any information in this report.  The information contained in this Current Report on Form 8-K is intended to be considered in the context of the Company’s filings with the Securities and Exchange Commission (the “SEC”) and other public announcements that the Company makes, by press release or otherwise, from time to time.  Except as required by applicable law, the Company undertakes no duty or obligation to publicly update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate.  Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit.

Exhibit No.	Document Description
99.1	Presentation Materials dated February 14, 2011

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

	By:	/s/ Gregory T. Mayes
Gregory T. Mayes, Vice President
Corporate Development and General Counsel
Date: February 14, 2011

Exhibit Index

Exhibit No.	Document Description
99.1	Presentation Materials dated February 14, 2011

Exhibit 99.1